R

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Brian Kearney 312-549-5002 IR@conagra.com
FOR IMMEDIATE RELEASE

CONAGRA BRANDS REPORTS STRONG FY21 FOURTH QUARTER AND FULL-YEAR RESULTS

Provides updated fiscal 2022 guidance; increases annualized dividend 14%

CHICAGO, July 13, 2021— Today Conagra Brands, Inc. (NYSE: CAG) reported results for the fourth quarter and full fiscal year 2021, which ended on May 30, 2021. All comparisons are against the prior-year fiscal period, unless otherwise noted. Certain terms used in this release, including “Organic net sales,” “EBITDA,” “Two-year compounded annualized,” and certain “adjusted” results, are defined under the section entitled “Definitions.” See page 7 for more information.

Highlights

•	Fourth quarter:
o

Net sales decreased 16.7%, and organic net sales decreased 10.1% driven by lapping the prior year’s significant surge in at-home food consumption at the onset of the COVID-19 pandemic. On a two-year compounded annualized basis, fiscal 2021 fourth quarter net sales increased 2.4% and organic net sales increased 4.5%.

o	Operating margin decreased 143 basis points to 10.5%; adjusted operating margin decreased 311 basis points to 14.0%.
o

Diluted earnings per share from continuing operations (EPS) for the fourth quarter grew 56.1% to $0.64, and adjusted EPS declined 28.0% to $0.54.  On a two-year compounded annualized basis, fourth quarter EPS increased 56.9% and adjusted EPS increased 22.5%.

•	Full year fiscal 2021:
o

Net sales increased 1.2% and organic net sales increased 5.1%. Organic net sales benefited from strong growth in each of the Company’s three retail reporting segments. On a two-year compounded annualized basis, fiscal 2021 net sales increased 8.3% and organic net sales increased 5.4%.

o	Operating margin increased 279 basis points to 15.9%; adjusted operating margin increased 101 basis points to 17.5%.
o	EPS for fiscal 2021 grew 54.7% to $2.66; adjusted EPS grew 15.8% to $2.64. On a two-year basis, adjusted EPS grew 14.6%.
•	The Company divested the Egg Beaters business at quarter’s end.
•	The Company achieved its leverage target of 3.5x to 3.6x and ended the year at 3.6x.
•

The Company is revising its Fiscal 2022 guidance to reflect increased inflation since the fiscal third quarter. This impact will be particularly felt in the first half of fiscal 2022, as remediation measures – including pricing – lag the timing of realized cost inflation. The Company now expects fiscal 2022 results as follows:

o	Organic net sales growth of approximately flat compared to fiscal 2021
o	Adjusted operating margin of approximately 16%

CONAGRA BRANDS

o	Adjusted EPS of approximately $2.50
o	Adjusted EPS in the second half of the fiscal year is expected to be in-line with what was assumed for the second half of fiscal 2022 in the Company's prior fiscal 2022 guidance.
•

The Board of Directors has authorized a 14% increase to the Company’s annualized dividend rate, beginning with the dividend payable on September 2, 2021, reflecting continued confidence in the strength of the business.

•	The Company plans to host an investor meeting in spring 2022 to provide information on its long-term outlook.

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “I am very proud of how the entire Conagra Brands team responded to fiscal 2021’s dynamic environment.  Our strong results – both in the absolute and relative to competition – reflect the team’s dedication to executing the Conagra Way each day.  We successfully responded to the heightened consumer demand while continuing to invest in the long-term health of the business. Our business remains very strong, and we believe we are well-positioned to continue to win with consumers.”

He continued, “As the fourth quarter unfolded, input cost inflation accelerated and we now expect fiscal 2022 input cost inflation to be materially higher than we anticipated at the end of fiscal Q3. In response, we have further enhanced the aggressive and comprehensive action plan already being executed, which includes broad-based pricing. While we are pleased with the initial results, there will be a lag between the time we are hit with higher costs and when we realize the benefits of our actions. The impact of this lag is expected to be most acute in the first half of fiscal 2022. We anticipate second-half adjusted EPS to be in line with what we previously assumed within our prior fiscal 2022 guidance. The underlying strength of our business and our continued investments to further support our brands gives me confidence that we have a long runway of growth and shareholder value creation ahead of us.  This confidence is underscored by our Board of Directors’ decision to increase our annual dividend by 14% after increasing it 29% last fiscal year.  We look forward to discussing our longer-term outlook at an investor meeting in the spring of 2022.”

Total Company Fourth Quarter Results

In the quarter, net sales decreased 16.7% to $2.7 billion.  The decline in reported net sales primarily reflects:

•	a 1.5% decrease from the Sold Businesses, which include the H.K. Anderson business, the Peter Pan peanut butter business as well as the Egg Beaters business, which was sold at quarter end;
•	a 0.5% increase from the impact of foreign exchange;
•	a 5.6% decrease from the impact of last year’s 53rd week; and
•	a 10.1% decrease in organic net sales.

The 10.1% decrease in organic net sales was driven by a 12.8% decrease in volume and a favorable price/mix impact of 2.7%.  The volume decrease was primarily driven by lapping the prior year’s surge in at-home food consumption at the onset of the COVID-19 pandemic. Last year’s surge negatively impacted fiscal 2021 fourth quarter growth rates in the Company’s three retail reporting segments and benefited its Foodservice segment’s growth rate. The price/mix favorability was primarily driven by favorable mix, lower promotional activity, and inflation-justified pricing that began to roll-out during the quarter.

Gross profit decreased 21.8% to $722 million in the quarter, and adjusted gross profit decreased 22.4% to $721 million.  Gross margin decreased 172 basis points to 26.3% in the quarter, and adjusted gross margin decreased 194 basis points to 26.3%.  Gross profit in the quarter benefited from supply chain realized productivity, cost synergies associated with the Pinnacle Foods acquisition, and favorable margin mix; however, these benefits were not enough to offset the impacts of the net sales decline, cost of good sold inflation, which increased rapidly as the quarter progressed, and the lost profit from the Sold Businesses and last year’s 53rd week.

CONAGRA BRANDS

Selling, general, and administrative expense (SG&A), which includes A&P, decreased 18.2% to $435 million in the quarter.  Adjusted SG&A, which excludes A&P, decreased 14.7% to $263 million, primarily as a result of lower incentive compensation and commissions expense compared to the prior-year period and from the additional expense incurred last year due to the 53rd week.

A&P for the quarter increased 27.1% to $75 million, driven primarily by higher E-commerce investments.

Net interest expense was $98 million in the quarter.  Compared to the prior-year period, net interest expense decreased 21.5% or $27 million, as a result of lower levels of debt outstanding.

The average diluted share count decreased 1.3% compared to the prior-year period to 483 million shares, driven by the Company’s decision to recommence strategic share repurchase activity earlier in the fiscal year.

In the quarter, net income attributable to Conagra Brands increased 53.6% to $310 million, or $0.64 per diluted share, as tax benefits associated with a restructuring of the Ardent Mills joint venture investment offset declines in gross profit.  Adjusted net income attributable to Conagra Brands decreased 29.1% to $261 million, or $0.54 per diluted share in the quarter, driven primarily by the decrease in gross profit.

Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income, decreased 24.6% to $520 million in the quarter, primarily driven by the decrease in adjusted gross profit.

Total Company Fiscal 2021 Results

For the full fiscal year, net sales increased 1.2% to $11.2 billion.  The growth in reported net sales primarily reflects:

•

a 2.0% net decrease from the Sold Businesses; which include the Lender’s bagel business, the Direct Store Delivery (DSD) Snacks business, the H.K. Anderson business, the Peter Pan peanut butter business, the private label peanut butter business, and the Egg Beaters business, which was sold at quarter end;

•	a 1.9% decrease from the impact of last year’s 53rd week; and
•	a 5.1% increase in organic net sales.

For the full fiscal year, gross profit increased 3.6% to $3.2 billion and adjusted gross profit increased 3.0% to $3.2 billion. Gross margin increased 66 basis points to 28.4%, and adjusted gross margin increased 50 basis points to 28.6%. The benefits from the organic net sales increase, supply chain realized productivity, favorable margin mix, cost synergies associated with the Pinnacle Foods acquisition, and favorable fixed cost leverage more than offset the impacts from cost of goods sold inflation, increased COVID-19-related expenses, and the lost profit from the Sold Businesses, and last year’s 53rd week.

For the full fiscal year, EPS increased 54.7% to $2.66, and adjusted EPS grew 15.8% to $2.64, driven by an increase in adjusted operating profit, an increase in equity method investment earnings, lower interest expense, and a decrease in the number of shares outstanding.

For the full fiscal year, the Company generated $1.5 billion in net cash flows from operating activities and $962 million of free cash flow.

Grocery & Snacks Segment Fourth Quarter Results

Net sales for the Grocery & Snacks segment decreased 26.4% to $1.1 billion in the quarter reflecting:

•	a 2.6% decrease from the impact of the Sold Businesses;
•	a 4.8% decrease from the impact of last year’s 53rd week; and

CONAGRA BRANDS

•	a 19.0% decrease in organic net sales.

On an organic net sales basis, volume decreased 19.8% and price/mix increased 0.8%.  The volume decline was due to lapping the prior year’s surge in at-home food consumption at the onset of the COVID-19 pandemic.  Price/mix favorability was driven by inflation-justified pricing actions partially offset by unfavorable brand mix. In the quarter, the Company gained share in staples categories such as canned tomatoes and canned meat, and snacking categories including microwave popcorn and seeds.

Operating profit for the segment decreased 32.2% to $204 million in the quarter.  Adjusted operating profit decreased 38.1% to $218 million, primarily driven by the organic net sales decline, cost of goods sold inflation, lost profits from the segment’s Sold Businesses and last year’s 53rd week, increased COVID-19 related expenses, and incremental A&P investments. These benefits were partially offset by supply chain realized productivity, cost synergies associated with the Pinnacle Foods acquisition, and lower SG&A.

Refrigerated & Frozen Segment Fourth Quarter Results

Net sales for the Refrigerated & Frozen segment decreased 12.0% to $1.2 billion in the quarter reflecting:

•	a 0.2% decrease from the impact of the Sold Businesses;
•	a 6.3% decrease from the impact of last year’s 53rd week; and
•	a 5.5% decrease in organic net sales.

On an organic net sales basis, volume decreased 8.9% and price/mix increased 3.4%.  The volume decline was due to lapping the prior year’s surge in at-home food consumption at the onset of the COVID-19 pandemic.  The price/mix increase was primarily driven by favorable brand mix, as well as slight favorability in pricing. In the quarter, the Company gained share in categories such as frozen vegetables, whipped topping, frozen handhelds, and frozen appetizers.

Operating profit for the segment decreased 30.3% to $118 million in the quarter.  Adjusted operating profit decreased 25.9% to $198 million as the benefits of supply chain realized productivity, lower SG&A, decreased COVID-19 related expenses, and cost synergies associated with the Pinnacle Foods acquisition were more than offset by cost of goods sold inflation, lower organic net sales, lost profit from the segment’s Sold Businesses and last year’s 53rd week, and increased A&P investment.

International Segment Fourth Quarter Results

Net sales for the International segment decreased 13.8% to $229 million in the quarter reflecting:

•	a 0.1% decrease from the impact of the Sold Businesses;
•	a 6.5% increase from the favorable impact of foreign exchange;
•	a 5.5% decrease from the impact of last year’s 53rd week; and
•	a 14.7% decrease in organic net sales.

On an organic net sales basis, volume decreased 21.2% and price/mix increased 6.5%. Volume decreased primarily due to lapping the prior year’s surge in demand at the onset of the COVID-19 pandemic. The price/mix increase was driven by inflation-justified pricing and favorable mix.

Operating profit for the segment decreased 4.0% to $26 million in the quarter.  Adjusted operating profit decreased 24.3% to $27 million due to the decline in organic net sales, lost profit from last year’s 53rd week, and increased A&P investment, partially offset by the favorable impact of foreign exchange.

CONAGRA BRANDS

Foodservice Segment Fourth Quarter Results

Net sales for the Foodservice segment increased 20.8% to $233 million in the quarter reflecting:

•	a 1.4% decrease from the impact of the Sold Businesses;
•	a 8.8% decrease from the impact of last year’s 53rd week; and
•	a 31.0% increase in organic net sales.

On an organic net sales basis, volume increased 30.2% as restaurant traffic began to recover from the impacts of the COVID-19 pandemic.  Price/mix was favorable 0.8% in the quarter, primarily driven by increased pricing to offset higher input costs.

Operating profit for the segment increased from $1 million to $19 million in the quarter, as the benefits of higher organic net sales, supply chain realized productivity, and fixed cost leverage more than offset the impact of higher input costs and COVID-19-related expenses.

Other Fourth Quarter Items

Corporate expenses decreased 25.1% to $80 million in the quarter and adjusted corporate expense decreased 16.1% to $79 million in the quarter primarily as a result of lower incentive compensation expense.

Pension and post-retirement non-service income was $13 million in the quarter compared to $27 million of expense in the prior-year period. The Company expenses actuarial gains and losses in excess of the 10% corridor annually at the pension measurement date. This practice resulted in a $45 million non-cash year-end pension expense in the prior year, driven by a reduction of the discount rate used to remeasure the pension obligations to present value and a reduction in asset values for certain plan assets. Adjusted pension and post-retirement non-service income decreased $4 million to $13 million in the quarter.

In the quarter, equity method investment earnings were $33 million.  The 45.8% increase on a reported basis and the 44.8% increase on an adjusted basis were primarily driven by favorable market conditions for the Ardent Mills joint venture.

In the quarter, the effective tax rate was (32.0)% compared to 22.9% in the prior-year period. The decrease was primarily driven by net non-cash income tax benefits associated with a restructuring of the ownership of our interest in the Ardent Mills joint venture. The adjusted effective tax rate was 21.3% compared to 23.0% in the prior-year period.

In the quarter, the Company paid a dividend of $0.275 per share.

Portfolio Update

On May 27, 2021, the Company completed the divestiture of the Egg Beaters liquid egg business.  The business was reflected primarily within the Refrigerated & Frozen segment, and to a lesser extent within the International and Foodservice segments.  The sale is expected to have an annualized impact of reducing reported net sales by approximately $40 million and adjusted EPS by approximately $0.01.

Dividend Update

Subsequent to quarter-end, the Company’s Board of Directors approved an increase of the annual dividend from $1.10 per share to $1.25 per share. The Company’s new quarterly dividend payment of $0.3125 per share of Conagra common stock will be paid on September 2, 2021 to stockholders of record as of the close of business on August 3, 2021.

CONAGRA BRANDS

Outlook

Management expects that consumer demand for its retail products will remain elevated versus historical levels during fiscal 2022, as consumers have developed new habits during the COVID-19 pandemic. However, the Company has recently experienced elevated cost of goods sold inflation, the rate of which increased during the fourth quarter of fiscal 2021.  While the Company has taken, and expects to continue taking, appropriate actions to pull on multiple margin levers to counteract the impact of this inflation, including pricing and cost savings actions, the timing of the margin lever benefits is expected to be weighted towards the second half and therefore not expected to fully offset the input cost headwinds within fiscal 2022.  This timing lag is expected to most acute in the first quarter.  Therefore, the first quarter is expected to be the lowest margin quarter of the fiscal year.

The Company is providing the following updated fiscal 2022 guidance:

•	Organic net sales growth is expected to be approximately flat compared to fiscal 2021
•	Adjusted operating margin is expected to be approximately 16%
•	Adjusted EPS is expected to be approximately $2.50
•	Adjusted EPS in the second half of the fiscal year is expected to be in-line with what was assumed for the second half of fiscal 2022 in the Company's prior fiscal 2022 guidance.

The above guidance is the Company’s best estimate of its expected financial performance in fiscal 2022.  The Company’s ultimate fiscal 2022 performance will be highly dependent on factors including:

•	how consumers purchase food as foodservice establishments continue to reopen and people return to in-office work and in-person school;
•	the cost of goods sold inflation the Company experiences;
•	consumers’ response to inflation-justified price increases; and
•	the ability of the end-to-end supply chain to continue to operate effectively as the COVID-19 pandemic continues to evolve.

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable.  Please see the end of this release for more information.

Items Affecting Comparability of EPS

The following are included in the $0.64 EPS for the fourth quarter of fiscal 2021 (EPS amounts rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.02 per diluted share of net expense related to restructuring plans
•	Approximately $0.01 per diluted share of net benefit related to corporate hedging derivative gains
•	Approximately $0.14 per diluted share of net expense related to brand impairment charges, primarily related to Udi’s
•	Approximately $0.24 per diluted share of net non-cash income tax benefits associated with a restructuring of the ownership of our interest in the Ardent Mills joint venture
•	Approximately $0.03 per diluted share of net benefit related to a release of a valuation allowance on our capital loss carryforward primarily related to the Egg Beaters divestiture
•	Approximately $0.02 per diluted share of negative impact due to rounding

The following are included in the $0.41 EPS for the fourth quarter of fiscal 2020 (EPS amounts rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.03 per diluted share of net expense related to restructuring plans
•	Approximately $0.01 per diluted share of net benefit related to corporate hedging derivative gains
•	Approximately $0.07 per diluted share of net expense related to pension value adjustment
•	Approximately $0.23 per diluted share of net expense related to brand impairment charges

CONAGRA BRANDS

•	Approximately $0.01 per diluted share of net expense related to legal matters
•	Approximately $0.01 per diluted share of negative impact due to rounding

Definitions

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week.  All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the Company’s core operating results.  These items thus affect the comparability of underlying results from period to period.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization.  References to adjusted EBITDA refer to EBITDA before the impacts of items impacting comparability.

References to two-year compounded annualized numbers are calculated as: ([(1 + current year period’s growth rate) * (1 + prior year period’s growth rate)] ^ 0.5) – 1.

Discussion of Results

Conagra Brands will host a webcast and conference call at 9:30 a.m. Eastern time today to discuss the results.  The live audio webcast and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 7112739. Please dial in 10 to 15 minutes prior to the call start time. Following the Company's remarks, the conference call will include a question-and-answer session with the investment community.  A replay of the webcast will be available on www.conagrabrands.com/investor-relations under Events & Presentations until July 13, 2022.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America's leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company's portfolio is evolving to satisfy people's changing food preferences. Conagra's iconic brands, such as Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender's®, Reddi-wip®, and Slim Jim®, as well as emerging brands, including Angie's® BOOMCHICKAPOP®, Duke's®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

.

CONAGRA BRANDS

Note on Forward-looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this document. These risks, uncertainties, and factors include, among other things: the risk that the cost savings and any other synergies from the acquisition of Pinnacle Foods Inc. (the Pinnacle acquisition) may not be fully realized or may take longer to realize than expected; the risk that the Pinnacle acquisition may not be accretive within the expected timeframe or to the extent anticipated; the risks that the Pinnacle acquisition and related integration will create disruption to the Company and its management and impede the achievement of business plans; risks related to our ability to achieve the intended benefits of other recent acquisitions and divestitures; risks associated with general economic and industry conditions; risks associated with our ability to successfully execute our long-term value creation strategies; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to our ability to execute operating and restructuring plans and achieve targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the Company's competitive environment and related market conditions; risks related to our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; risks related to the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters, as well as any securities litigation, including securities class action lawsuits; risk associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations; risks related to the impact of the coronavirus (COVID-19) pandemic on our business, suppliers, consumers, customers and employees; risks related to our forecasts of consumer eat-at-home habits as the impacts of the COVID-19 pandemic abate; risks related to the availability and prices of supply chain resources, including raw materials, packaging, and transportation, including any negative effects caused by changes in inflation rates, weather conditions or health pandemics; disruptions or inefficiencies in our supply chain and/or operations, including from the COVID-19 pandemic; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risks related to a material failure in or breach of our or our vendors’ information technology systems; the amount and timing of future dividends, which remain subject to Board approval and depend on the market and other conditions; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income attributable to Conagra Brands, free cash flow, net debt, net leverage ratio, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the Company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the Company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the Company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Certain of these non-GAAP measures, such as organic net sales, adjusted operating margin, adjusted EPS, adjusted net income, and free cash flow are forward-looking.  Historically, the Company has excluded the impact of certain

CONAGRA BRANDS

items impacting comparability, such as, but not limited to, restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents.  Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The Company identifies these amounts as items that impact comparability within the discussion of unallocated Corporate results.

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	FOURTH QUARTER
	Thirteen weeks ended	Fourteen weeks ended
	May 30, 2021	May 31, 2020	Percent Change
Net sales	$2,739.5	$3,287.9	(16.7)%
Costs and expenses:
Cost of goods sold	2,017.8	2,365.1	(14.7)%
Selling, general and administrative expenses	435.3	532.0	(18.2)%
Pension and postretirement non-service expense (income)	(13.3)	27.3	N/A
Interest expense, net	98.4	125.3	(21.5)%
Income before income taxes and equity method investment earnings	201.3	238.2	(15.5)%
Income tax expense (benefit)	(75.2)	59.8	N/A
Equity method investment earnings	33.4	22.9	45.8%
Net income	$309.9	$201.3	54.0%
Less: Net income (loss) attributable to noncontrolling interests	0.4	(0.1)	N/A
Net income attributable to Conagra Brands, Inc.	$309.5	$201.4	53.6%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$0.64	$0.41	56.1%
Weighted average shares outstanding	480.6	487.6	(1.4)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$0.64	$0.41	56.1%
Weighted average share and share equivalents outstanding	482.7	489.2	(1.3)%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	FOURTH QUARTER YEAR TO DATE
	Fifty-two weeks ended	Fifty-three weeks ended
	May 30, 2021	May 31, 2020	Percent Change
Net sales	$11,184.7	$11,054.4	1.2%
Costs and expenses:
Cost of goods sold	8,005.5	7,984.8	0.3%
Selling, general and administrative expenses	1,403.0	1,622.5	(13.5)%
Pension and postretirement non-service income	(54.5)	(9.9)	453.0%
Interest expense, net	420.4	487.1	(13.7)%
Income before income taxes and equity method investment earnings	1,410.3	969.9	45.4%
Income tax expense	193.8	201.3	(3.7)%
Equity method investment earnings	84.4	73.2	15.2%
Net income	$1,300.9	$841.8	54.5%
Less: Net income attributable to noncontrolling interests	2.1	1.7	21.2%
Net income attributable to Conagra Brands, Inc.	$1,298.8	$840.1	54.6%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$2.67	$1.72	55.2%
Weighted average shares outstanding	485.8	487.3	(0.3)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$2.66	$1.72	54.7%
Weighted average share and share equivalents outstanding	487.8	488.6	(0.2)%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	May 30, 2021	May 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$79.2	$553.3
Receivables, less allowance for doubtful accounts of $3.2 and $2.6	793.9	860.8
Inventories	1,734.0	1,364.8
Prepaid expenses and other current assets	95.0	93.9
Current assets held for sale	—	13.1
Total current assets	2,702.1	2,885.9
Property, plant and equipment, net	2,608.5	2,365.4
Goodwill	11,373.5	11,361.5
Brands, trademarks and other intangibles, net	4,157.6	4,302.4
Other assets	1,349.3	1,273.4
Noncurrent assets held for sale	4.6	115.4
	$22,195.6	$22,304.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$707.4	$1.1
Current installments of long-term debt	23.1	845.5
Accounts payable	1,655.9	1,507.1
Accrued payroll	175.2	189.4
Other accrued liabilities	744.6	725.8
Current liabilities held for sale	—	18.5
Total current liabilities	3,306.2	3,287.4
Senior long-term debt, excluding current installments	8,275.2	8,900.8
Other noncurrent liabilities	1,982.8	2,165.1
Total stockholders' equity	8,631.4	7,950.7
	$22,195.6	$22,304.0

CONAGRA BRANDS

Conagra Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Fifty-two weeks ended	Fifty-three weeks ended
	May 30, 2021	May 31, 2020
Cash flows from operating activities:
Net income	$1,300.9	$841.8
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	387.7	388.9
Asset impairment charges	95.5	259.9
Loss on extinguishment of debt	68.7	1.0
Loss (gain) on divestitures	(65.5)	2.2
Equity method investment earnings in excess of distributions	(27.9)	(21.8)
Stock-settled share-based payments expense	63.9	59.2
Contributions to pension plans	(27.6)	(17.5)
Pension expense (benefit)	(38.3)	5.9
Other items	9.1	10.3
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	66.1	(43.8)
Inventories	(364.3)	163.5
Deferred income taxes and income taxes payable, net	(92.5)	23.1
Prepaid expenses and other current assets	(8.5)	(13.6)
Accounts payable	141.4	234.4
Accrued payroll	(14.3)	15.9
Other accrued liabilities	(60.2)	(66.8)
Deferred employer payroll taxes	33.9	—
Net cash flows from operating activities	1,468.1	1,842.6
Cash flows from investing activities:
Additions to property, plant and equipment	(506.4)	(369.5)
Proceeds from divestitures, net of cash divested	160.9	194.6
Sale of property, plant and equipment	2.5	14.0
Purchase of marketable securities	(11.8)	(46.8)
Sale of marketable securities	14.5	53.8
Other items	—	0.1
Net cash flows from investing activities	(340.3)	(153.8)
Cash flows from financing activities:
Issuances of commercial paper, maturities greater than 90 days	298.6	—
Repayment of commercial paper, maturities greater than 90 days	(298.6)	—
Net issuance of other short-term borrowings	706.3	0.1
Issuance of long-term debt	988.2	—
Repayment of long-term debt	(2,514.5)	(947.5)
Debt issuance costs	(6.2)	—
Repurchase of Conagra Brands, Inc. common shares	(298.1)	—
Payment of intangible asset financing arrangement	(12.9)	(13.6)
Cash dividends paid	(474.6)	(413.6)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(0.1)	4.8
Other items	2.3	(0.6)
Net cash flows from financing activities	(1,609.6)	(1,370.4)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	7.7	(1.7)
Net change in cash and cash equivalents and restricted cash	(474.1)	316.7
Cash and cash equivalents and restricted cash at beginning of period	554.3	237.6
Cash and cash equivalents and restricted cash at end of period	$80.2	$554.3

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,084.9	$1,192.9	$228.9	$232.8	$2,739.5
Impact of foreign exchange	—	—	(17.4)	—	(17.4)
Net sales from divested businesses	—	(10.5)	(0.1)	(0.2)	(10.8)
Organic Net Sales	$1,084.9	$1,182.4	$211.4	$232.6	$2,711.3

Year-over-year change - Net Sales	(26.4)%	(12.0)%	(13.8)%	20.8%	(16.7)%
Impact of foreign exchange (pp)	—	—	(6.5)	—	(0.5)
Impact of 53rd week (pp)	4.8	6.3	5.5	8.8	5.6
Net sales from divested businesses (pp)	2.6	0.2	0.1	1.4	1.5
Organic Net Sales	(19.0)%	(5.5)%	(14.7)%	31.0%	(10.1)%

Volume (Organic)	(19.8)%	(8.9)%	(21.2)%	30.2%	(12.8)%
Price/Mix	0.8%	3.4%	6.5%	0.8%	2.7%
Q4 FY20	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,474.1	$1,355.4	$265.7	$192.7	$3,287.9
Impact of 53rd week [2]	(89.4)	(90.0)	(15.9)	(13.0)	(208.3)
Net sales from divested businesses [1]	(45.4)	(13.8)	(1.8)	(2.2)	(63.2)
Organic Net Sales	$1,339.3	$1,251.6	$248.0	$177.5	$3,016.4

FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$4,637.5	$4,774.6	$938.6	$834.0	$11,184.7
Impact of foreign exchange	—	—	1.4	—	1.4
Net sales from divested businesses	(38.3)	(40.8)	(1.6)	(2.1)	(82.8)
Organic Net Sales	$4,599.2	$4,733.8	$938.4	$831.9	$11,103.3

Year-over-year change - Net Sales	0.4%	4.7%	1.4%	(12.4)%	1.2%
Impact of foreign exchange (pp)	—	—	0.2	—	—
Impact of 53rd week (pp)	2.0	2.1	1.8	1.2	1.9
Net sales from divested businesses (pp)	3.7	0.7	0.4	1.5	2.0
Organic Net Sales	6.1%	7.5%	3.8%	(9.7)%	5.1%

Volume (Organic)	3.6%	3.8%	(0.5)%	(13.1)%	2.0%
Price/Mix	2.5%	3.7%	4.3%	3.4%	3.1%
FY20	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$4,617.1	$4,559.6	$925.3	$952.4	$11,054.4
Impact of 53rd week [2]	(89.4)	(90.0)	(15.9)	(13.0)	(208.3)
Net sales from divested businesses [1]	(191.1)	(64.2)	(5.6)	(17.7)	(278.6)
Organic Net Sales	$4,336.6	$4,405.4	$903.8	$921.7	$10,567.5

1 A portion of our Net sales from divested businesses relates to our private label peanut butter business, which we exited in the third quarter of fiscal 2020. This exit occurred in waves and continued to produce net sales through the end of fiscal 2020.

2 Organic net sales growth excludes the impact of fiscal 2020’s 53rd week, which was calculated as one-sixth of our last month’s net sales (which included a total of six weeks). One-sixth of our last month’s net sales from businesses divested during fiscal 2021 are now being reflected within Net sales from divested businesses.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY20	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,474.1	$1,355.4	$265.7	$192.7	$3,287.9
Impact of foreign exchange	—	—	18.8	—	18.8
Impact of 53rd week [2]	(91.6)	(91.0)	(16.1)	(13.1)	(211.8)
Net sales from divested businesses [1]	(0.3)	—	—	—	(0.3)
Organic Net Sales	$1,382.2	$1,264.4	$268.4	$179.6	$3,094.6

Year-over-year change - Net Sales	44.1%	23.3%	18.6%	(27.9)%	25.8%
Impact of foreign exchange (pp)	—	—	8.4	—	0.7
Impact of 53rd week (pp)	(9.0)	(8.3)	(7.2)	(4.9)	(8.1)
Net sales from divested businesses (pp) [3]	5.3	2.6	—	1.3	3.1
Organic Net Sales	40.4%	17.6%	19.8%	(31.5)%	21.5%

Volume (Organic)	38.0%	17.8%	18.0%	(34.2)%	21.0%
Price/Mix	2.4%	(0.2)%	1.8%	2.7%	0.5%
Q4 FY19	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,022.6	$1,099.2	$224.0	$267.4	$2,613.2
Net sales from divested businesses [1]	(37.9)	(23.4)	—	(5.1)	(66.4)
Organic Net Sales	$984.7	$1,075.8	$224.0	$262.3	$2,546.8

FY20	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$4,617.1	$4,559.6	$925.3	$952.4	$11,054.4
Impact of foreign exchange	—	—	18.2	—	18.2
Impact of 53rd week [2]	(91.6)	(91.0)	(16.1)	(13.1)	(211.8)
Net sales from acquired businesses	(406.3)	(567.6)	(46.0)	(57.7)	(1,077.6)
Net sales from divested businesses [1]	(69.2)	(23.2)	—	(11.2)	(103.6)
Organic Net Sales	$4,050.0	$3,877.8	$881.4	$870.4	$9,679.6

Year-over-year change - Net Sales	17.7%	22.1%	7.0%	(6.2)%	15.9%
Impact of foreign exchange (pp)	—	—	2.1	—	0.2
Impact of 53rd week (pp)	(2.3)	(2.4)	(1.9)	(1.3)	(2.2)
Net sales from acquired businesses (pp) [3]	(9.9)	(15.1)	(5.1)	(6.1)	(11.1)
Net sales from divested businesses (pp)	3.7	1.5	2.4	3.7	2.8
Net sales from sold Trenton plant (pp)	—	—	—	0.2	—
Organic Net Sales	9.2%	6.1%	4.5%	(9.7)%	5.6%

Volume (Organic)	9.8%	5.0%	3.9%	(12.6)%	5.2%
Price/Mix	(0.6)%	1.1%	0.6%	2.9%	0.4%
FY19	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$3,923.6	$3,735.4	$864.4	$1,015.0	$9,538.4
Net sales from divested businesses [1]	(215.0)	(80.7)	(21.2)	(49.2)	(366.1)
Net sales from sold Trenton plant	—	—	—	(2.0)	(2.0)
Organic Net Sales	$3,708.6	$3,654.7	$843.2	$963.8	$9,170.3

1 A portion of our Net sales from divested businesses relates to our private label peanut butter business, which we exited in the third quarter of fiscal 2020. This exit occurred in waves and continued to produce net sales through the end of fiscal 2020.

2 Organic net sales growth excludes the impact of fiscal 2020’s 53rd week, which was calculated as one-sixth of our last month’s net sales (which included a total of six weeks).

3 Percentage points may include rounding to bridge the change in reported net sales to the change in organic net sales.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY21	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$203.6		$117.5		$26.0		$18.9		$(79.6)	$286.4
Restructuring plans	1.9		6.9		—		—		7.1	15.9
Acquisitions and divestitures	—		—		—		—		1.0	1.0
Net gain on divestiture of businesses	(0.1)		(3.3)		—		—		—	(3.4)
Brand impairment charges	13.0		76.9		1.0		—		—	90.9
Consulting fees on tax matters	—		—		—		—		0.7	0.7
Legal matters	—		—		—		—		0.3	0.3
Corporate hedging derivative losses (gains)	—		—		—		—		(8.4)	(8.4)
Adjusted Operating Profit	$218.4		$198.0		$27.0		$18.9		$(78.9)	$383.4

Operating Profit Margin	18.8%		9.9%		11.4%		8.2%			10.5%
Adjusted Operating Profit Margin	20.1%		16.6%		11.8%		8.2%			14.0%
Year-over-year % change - Operating Profit	(32.2)%		(30.3)%		(4.0)%		1750.2%		(25.1)%	(26.7)%
Year-over year % change - Adjusted Operating Profit	(38.1)%		(25.9)%		(24.3)%		1750.2%		(16.1)%	(31.8)%
Year-over-year bps change - Adjusted Operating Profit	(380	) bps	(310	) bps	(162	) bps	762	bps		(311	) bps
Q4 FY20	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$300.4		$168.5		$27.1		$1.0		$(106.2)	$390.8
Restructuring plans	9.2		3.5		0.2		—		9.5	22.4
Acquisitions and divestitures	—		—		—		—		1.7	1.7
Brand impairment charges	42.9		95.0		8.3		—		—	146.2
Legal matters	—		—		—		—		5.0	5.0
Corporate hedging derivative losses (gains)	—		—		—		—		(3.7)	(3.7)
Adjusted Operating Profit	$352.5		$267.0		$35.6		$1.0		$(93.7)	$562.4

Operating Profit Margin	20.4%		12.4%		10.2%		0.5%			11.9%
Adjusted Operating Profit Margin	23.9%		19.7%		13.4%		0.5%			17.1%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY21	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$1,093.8		$836.5		$131.8		$78.9		$(364.8)	$1,776.2
Restructuring plans	27.8		26.8		(0.1)		—		23.4	77.9
Acquisitions and divestitures	—		—		—		—		5.7	5.7
Net gain on divestiture of businesses	(55.1)		(3.3)		—		—		—	(58.4)
Brand impairment charges	13.0		76.9		1.0		—		—	90.9
Early extinguishment of debt	—		—		—		—		68.7	68.7
Consulting fees on tax matters	—		—		—		—		7.2	7.2
Legal matters	—		—		—		—		2.6	2.6
Corporate hedging derivative losses (gains)	—		—		—		—		(15.6)	(15.6)
Adjusted Operating Profit	$1,079.5		$936.9		$132.7		$78.9		$(272.8)	$1,955.2

Operating Profit Margin	23.6%		17.5%		14.0%		9.5%			15.9%
Adjusted Operating Profit Margin	23.3%		19.6%		14.1%		9.5%			17.5%
Year-over-year % change - Operating Profit	19.5%		19.1%		31.0%		(19.2)%		(1.0)%	22.7%
Year-over year % change - Adjusted Operating Profit	3.4%		9.4%		20.0%		(19.2)%		(5.2)%	7.4%
Year-over-year bps change - Adjusted Operating Profit	67	bps	83	bps	219	bps	(79	) bps		101	bps

FY20	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$915.2		$702.2		$100.6		$97.6		$(368.5)	$1,447.1
Restructuring plans	58.4		15.8		1.6		—		63.1	138.9
Acquisitions and divestitures	3.0		—		—		—		2.3	5.3
Impairment of businesses held for sale	31.4		27.6		—		—		—	59.0
Brand impairment charges	46.4		110.8		8.3		—		—	165.5
Loss on divestiture of businesses	1.5		0.2		—		—		—	1.7
Contract settlement gain	(11.9)		—		—		—		—	(11.9)
Legal matters	—		—		—		—		3.5	3.5
Environmental matters	—		—		—		—		6.6	6.6
Corporate hedging derivative losses (gains)	—		—		—		—		5.5	5.5
Adjusted Operating Profit	$1,044.0		$856.6		$110.5		$97.6		$(287.5)	$1,821.2

Operating Profit Margin	19.8%		15.4%		10.9%		10.3%			13.1%
Adjusted Operating Profit Margin	22.6%		18.8%		11.9%		10.3%			16.5%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY21	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$721.7		$435.3		$286.4		$201.3	$(75.2)	(32.0)%	$309.5	$0.64
% of Net Sales	26.3%		15.9%		10.5%
Restructuring plans	8.0		7.9		15.9		15.9	4.1		11.8	0.02
Acquisitions and divestitures	—		1.0		1.0		1.0	0.3		0.7	—
Corporate hedging derivative losses (gains)	(8.4)		—		(8.4)		(8.4)	(2.1)		(6.3)	(0.01)
Advertising and promotion expenses [2]	—		75.2		—		—	—		—	—
Net gain on divestiture of businesses	—		(3.4)		(3.4)		(3.4)	(5.6)		2.2	—
Brand impairment charges	—		90.9		90.9		90.9	21.0		69.9	0.14
Consulting fees on tax matters	—		0.7		0.7		0.7	0.2		0.5	—
Legal matters	—		0.3		0.3		0.3	—		0.3	—
Tax restructuring of Ardent Mills ownership interest	—		—		—		—	115.6		(115.6)	(0.24)
Capital loss valuation allowance adjustment	—		—		—		—	12.2		(12.2)	(0.03)
Rounding	—		—		—		—	—		—	0.02
Adjusted	$721.3		$262.7		$383.4		$298.3	$70.5	21.3%	$260.8	$0.54
% of Net Sales	26.3%		9.6%		14.0%
Year-over-year % of net sales change - reported	(172	) bps	(29	) bps	(143	) bps
Year-over-year % of net sales change - adjusted	(194	) bps	22	bps	(311	) bps

Year-over-year change - reported	(21.8)%		(18.2)%		(26.7)%		(15.5)%	N/A		53.6%	56.1%
Year-over-year change - adjusted	(22.4)%		(14.7)%		(31.8)%		(34.4)%	(35.9)%		(29.1)%	(28.0)%

Q4 FY20	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$922.8	$532.0	$390.8	$238.2	$59.8	22.9%	$201.4	$0.41
% of Net Sales	28.1%	16.2%	11.9%
Restructuring plans	10.2	12.2	22.4	22.4	5.6		16.8	0.03
Acquisitions and divestitures	—	1.7	1.7	1.7	0.4		1.3	—
Corporate hedging derivative losses (gains)	(3.7)	—	(3.7)	(3.7)	(0.9)		(2.8)	(0.01)
Advertising and promotion expenses [2]	—	59.2	—	—	—		—	—
Pension valuation adjustment	—	—	—	44.8	11.2		33.6	0.07
Adjustment to gain on Ardent Mills JV asset sale	—	—	—	—	—		0.1	—
Brand impairment charges	—	146.2	146.2	146.2	34.0		112.2	0.23
Legal matters	—	5.0	5.0	5.0	1.3		3.7	0.01
Unusual tax items	—	—	—	—	(1.3)		1.3	—
Rounding	—	—	—	—	—		—	0.01
Adjusted	$929.3	$307.7	$562.4	$454.6	$110.1	23.0%	$367.6	$0.75
% of Net Sales	28.3%	9.4%	17.1%

Q4 FY19	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$708.0	$394.7	$313.3	$187.8	$71.8	36.5%	$126.5	$0.26
% of Net Sales	27.1%	15.1%	12.0%
Restructuring plans	1.3	29.6	30.9	30.9	7.7		23.2	0.05
Acquisitions and divestitures	—	2.3	2.3	2.3	0.4		1.9	—
Intangible impairment charges [3]	—	89.6	89.6	89.6	20.8		66.9	0.14
Corporate hedging derivative losses (gains)	(2.0)	—	(2.0)	(2.0)	(0.5)		(1.5)	—
Advertising and promotion expenses [2]	—	73.9	—	—	—		—	—
Inventory fair value mark-up rollout	1.7	—	1.7	1.7	0.4		1.3	—
Legal matters	—	(39.1)	(39.1)	(39.1)	(10.0)		(29.1)	(0.06)
Fair value adjustment of cash settleable equity awards issued in connection with Pinnacle acquisition	—	3.5	3.5	3.5	(1.8)		5.3	0.01
Gain on divestiture of businesses	—	(56.2)	(56.2)	(56.2)	(30.7)		(25.5)	(0.05)
Pension valuation adjustment	—	—	—	4.3	1.1		3.2	0.01
Capital loss valuation allowance adjustment	—	—	—	—	8.1		(8.1)	(0.02)
Unusual tax items	—	—	—	—	(10.5)		10.5	0.02
Adjusted	$709.0	$291.1	$344.0	$222.8	$56.8	24.5%	$174.6	$0.36
% of Net Sales	27.1%	11.1%	13.2%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

3 Includes charges related to consolidated joint ventures. These charges are recorded at 100% for all line items before Net income attributable to Conagra Brands, Inc. Net income attributable to Conagra Brands, Inc. excludes Net income (loss) attributable to noncontrolling interests.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY21	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$3,179.2		$1,403.0		$1,776.2		$1,410.3	$193.8	13.0%	$1,298.8	$2.66
% of Net Sales	28.4%		12.5%		15.9%
Restructuring plans	37.1		40.8		77.9		77.9	19.6		58.3	0.12
Acquisitions and divestitures	—		5.7		5.7		5.7	1.4		4.3	0.01
Corporate hedging derivative losses (gains)	(15.6)		—		(15.6)		(15.6)	(3.9)		(11.7)	(0.02)
Advertising and promotion expenses [2]	—		258.0		—		—	—		—	—
Net gain on divestiture of businesses	—		(58.4)		(58.4)		(58.4)	(29.2)		(29.2)	(0.06)
Brand impairment charges	—		90.9		90.9		90.9	21.0		69.9	0.14
Early extinguishment of debt	—		68.7		68.7		68.7	17.2		51.5	0.11
Consulting fees on tax matters	—		7.2		7.2		7.2	1.8		5.4	0.01
Legal matters	—		2.6		2.6		2.6	0.6		2.0	—
Tax restructuring of Ardent Mills ownership interest	—		—		—		—	115.6		(115.6)	(0.24)
Capital loss valuation allowance adjustment	—		—		—		—	37.0		(37.0)	(0.08)
Unusual tax items	—		—		—		—	7.6		(7.6)	(0.02)
Rounding	—		—		—		—	—		—	0.01
Adjusted	$3,200.7		$987.5		$1,955.2		$1,589.3	$382.5	22.9%	$1,289.1	$2.64
% of Net Sales	28.6%		8.8%		17.5%
Year-over-year % of net sales change - reported	66	bps	(213	) bps	279	bps
Year-over-year % of net sales change - adjusted	50	bps	(73	) bps	101	bps

Year-over-year change - reported	3.6%		(13.5)%		22.7%		45.4%	(3.7)%		54.6%	54.7%
Year-over-year change - adjusted	3.0%		(6.5)%		7.4%		14.6%	12.7%		15.6%	15.8%

FY20	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$3,069.6	$1,622.5	$1,447.1	$969.9	$201.3	19.3%	$840.1	$1.72
% of Net Sales	27.8%	14.7%	13.1%
Restructuring plans	33.2	105.7	138.9	139.5	32.7		106.8	0.22
Acquisitions and divestitures	—	5.3	5.3	5.3	1.4		3.9	0.01
Corporate hedging derivative losses (gains)	5.5	—	5.5	5.5	1.4		4.1	0.01
Advertising and promotion expenses [2]	—	230.7	—	—	—		—	—
Pension settlement and valuation adjustment	—	—	—	42.9	10.8		32.1	0.07
Gain on Ardent Mills JV asset sale	—	—	—	—	(1.0)		(3.1)	(0.01)
Impairment of businesses held for sale	—	59.0	59.0	59.0	4.0		55.0	0.11
Contract settlement gain	—	(11.9)	(11.9)	(11.9)	(3.0)		(8.9)	(0.02)
Brand impairment charges	—	165.5	165.5	165.5	38.5		127.0	0.26
Legal matters	—	3.5	3.5	3.5	0.9		2.6	0.01
Environmental matters	—	6.6	6.6	6.6	1.6		5.0	0.01
Loss on divestiture of businesses	—	1.7	1.7	1.7	(0.2)		1.9	—
Unusual tax items	—	—	—	—	51.2		(51.2)	(0.10)
Rounding	—	—	—	—	—		—	(0.01)
Adjusted	$3,108.3	$1,056.4	$1,821.2	$1,387.5	$339.6	23.2%	$1,115.3	$2.28
% of Net Sales	28.1%	9.6%	16.5%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q4 FY21	Q4 FY20	% Change
Equity method investment earnings	$33.4	$22.9	45.8%
Adjustment to gain on Ardent Mills JV asset sale	—	0.1
Adjusted equity method investment earnings	$33.4	$23.0	44.8%

	FY21	FY20	% Change
Equity method investment earnings	$84.4	$73.2	15.2%
Gain on Ardent Mills JV asset sale	—	(4.1)
Adjusted equity method investment earnings	$84.4	$69.1	21.9%

	Q4 FY21	Q4 FY20	% Change
Pension and postretirement non-service income	$(13.3)	$27.3	N/A
Pension valuation adjustment	—	(44.8)
Adjusted pension and postretirement non-service income	$(13.3)	$(17.5)	(24.1)%

	FY21	FY20	% Change
Pension and postretirement non-service income	$(54.5)	$(9.9)	453.0%
Restructuring plans	—	(0.6)
Pension settlement and valuation adjustment	—	(42.9)
Adjusted pension and postretirement non-service income	$(54.5)	$(53.4)	2.2%

	May 30, 2021	May 31, 2020	% Change
Net cash flows from operating activities	$1,468.1	$1,842.6	(20.3)%
Additions to property, plant and equipment	(506.4)	(369.5)	37.1%
Free cash flow	$961.7	$1,473.1	(34.7)%

	Q4FY21	Q4 FY20	Q2 FY19
Notes payable	$707.4	$1.1	$0.9
Current installments of long-term debt	23.1	845.5	17.2
Senior long-term debt, excluding current installments	8,275.2	8,900.8	11,349.5
Subordinated debt	—	—	195.9
Total Debt	$9,005.7	$9,747.4	$11,563.5
Less: Cash	79.2	553.3	442.3
Net Debt	$8,926.5	$9,194.1	$11,121.2

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY21
Net Debt	$8,926.5

Net income attributable to Conagra Brands, Inc.	$1,298.8
Add Back: Income tax expense	193.8
Income tax expense attributable to noncontrolling interests	(0.8)
Interest expense, net	420.4
Depreciation	328.0
Amortization	59.7
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$2,299.9
Restructuring plans [1]	45.0
Acquisitions and divestitures	5.7
Corporate hedging derivative gains	(15.6)
Consulting fees on tax matters	7.2
Net gain on divestiture of businesses	(58.4)
Legal matters	2.6
Early extinguishment of debt	68.7
Brand impairment charges	90.9
Adjusted EBITDA	$2,446.0

Net Debt to Adjusted EBITDA	3.6

1 Excludes comparability items related to depreciation.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q4 FY21	Q4 FY20	% Change
Net income attributable to Conagra Brands, Inc.	$309.5	$201.4	53.6%
Add Back: Income tax expense (benefit)	(75.2)	59.8
Income tax expense attributable to noncontrolling interests	(0.2)	(0.6)
Interest expense, net	98.4	125.3
Depreciation	83.2	81.5
Amortization	14.9	14.9
Earnings before interest, taxes, depreciation, and amortization	$430.6	$482.3	(10.7)%
Restructuring plans [1]	8.7	13.6
Acquisitions and divestitures	1.0	1.7
Corporate hedging derivative losses (gains)	(8.4)	(3.7)
Pension valuation adjustment	—	44.8
Brand impairment charges	90.9	146.2
Consulting fees on tax matters	0.7	—
Net gain on divestiture of businesses	(3.4)	—
Legal matters	0.3	5.0
Adjustment to gain on Ardent Mills JV asset sale	—	0.1
Adjusted Earnings before interest, taxes, depreciation, and amortization	$520.4	$690.0	(24.6)%

1 Excludes comparability items related to depreciation.

	FY21	FY20	% Change
Net income attributable to Conagra Brands, Inc.	$1,298.8	$840.1	54.6%
Add Back: Income tax expense	193.8	201.3
Income tax expense attributable to noncontrolling interests	(0.8)	(0.9)
Interest expense, net	420.4	487.1
Depreciation	328.0	329.1
Amortization	59.7	59.8
Earnings before interest, taxes, depreciation, and amortization	$2,299.9	$1,916.5	20.0%
Restructuring plans [1]	45.0	106.5
Acquisitions and divestitures	5.7	5.3
Corporate hedging derivative losses (gains)	(15.6)	5.5
Pension settlement and valuation adjustment	—	42.9
Early extinguishment of debt	68.7	—
Consulting fees on tax matters	7.2	—
Impairment of businesses held for sale	—	59.0
Net loss (gain) on divestiture of businesses	(58.4)	1.7
Legal matters	2.6	3.5
Environmental matters	—	6.6
Contract settlement gain	—	(11.9)
Brand impairment charges	90.9	165.5
Gain on Ardent Mills JV asset sale	—	(4.1)
Adjusted Earnings before interest, taxes, depreciation, and amortization	$2,446.0	$2,297.0	6.5%

1 Excludes comparability items related to depreciation.